Exhibit 4.7
RIGHTS AGENCY AGREEMENT
     RIGHTS AGENCY AGREEMENT, dated as of August 6, 2009, by and between KB FINANCIAL GROUP INC., a company incorporated under the laws of Korea (the “Company”), and CITIBANK, N.A., a national banking association organized under the laws of the United States of America acting solely in its capacity as ADS rights agent hereunder and having an office at 388 Greenwich Street, New York, New York 10013 (“Citibank”).
WITNESSETH THAT:
     WHEREAS, the Company is issuing rights (the “Share Rights”) to holders (“Shareholders”) of its shares of common stock (such shares of common stock, the “Shares”, and such issuance, the “Issuance”), upon the terms and subject to the conditions to be described in a Prospectus Supplement (the “Prospectus Supplement”) to be dated on or about August 7, 2009, supplementing the terms of that certain Prospectus dated July 10, 2009 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”). Each Share Right consists of one (1) transferable Share Right (a “Share Right”) allowing holders thereof to purchase one (1) new Share (a “New Share”), as described in the Prospectus setting forth, inter alia, such offer to purchase New Shares (the “Share Offer”);
     WHEREAS, the Issuance shall include the issuance of transferable rights (such rights, the “ADS Rights”) to holders of Shares represented by American Depositary Shares (“ADSs”) issued pursuant to the terms of the Third Amended and Restated Deposit Agreement, dated as of September 29, 2008 (the “Deposit Agreement”), by and among the Company, Citibank, as Depositary (the “Depositary”), all Holders and Beneficial Owners (as defined in the Deposit Agreement) of ADSs issued thereunder and Kookmin Bank, a company organized under the laws of the Republic of Korea, each ADS representing one (1) Share. Each ADS Right consists of one (1) ADS Right (an “ADS Right”) allowing holders thereof to purchase one (1) new ADS (a “New ADS”) representing one New Share, as described in the Prospectus setting forth, inter alia, such offer to purchase New ADSs (the “ADS Offer”);
     WHEREAS, upon exercise of their (i) Share Rights and payment of the Share Subscription Price (as defined below), holders of Share Rights will be issued New Shares in the amount subscribed for and (ii) ADS Rights and payment of the ADS Subscription Price (as defined below), holders of the ADS Rights will receive New ADSs in the amount subscribed for; and
     WHEREAS, the Company has requested that Citibank act as agent in connection with the ADS Offer, and Citibank is willing to accept, and does accept, such appointment, solely upon the terms and subject to the conditions set forth, or expressly referred to, herein.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1.	Definitions.

As used herein, the following terms have the meanings herein specified, and, if applicable with terms defined in the singular having a corresponding meaning in the plural and vice versa:

Additional Conversion Exchange Rate has the meaning ascribed thereto in Section 11(b) hereof.

ADS Offer has the meaning ascribed thereto in the second recital hereof.

ADS Rights has the meaning ascribed thereto in the second recital hereof.

ADS Rights Certificates has the meaning ascribed thereto in Section 6 hereof.

ADSs has the meaning ascribed thereto in the second recital hereof.

ADS Subscription Period means August 7, 2009 through August 21, 2009, or such other period as may be determined by the Company.

ADS Subscription Deposit Price means US$33.56 per New ADS.

ADS Subscription Price means the price per New ADS at which holders of ADS Rights may subscribe for New ADSs pursuant to the ADS Offer, calculated as the U.S. dollar equivalent of the Share Subscription Price, based on the Applicable Exchange Rate.

Agent has the meaning ascribed thereto in Section 3 hereof.

Agreement means this Rights Agency Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

Allocation Date has the meaning ascribed thereto in Section 14 hereof.

Applicable Exchange Rate means (i) if the Total ADS Subscription Deposit Price is equal to or greater than the U.S. dollar equivalent of the Total Share Subscription Price based on the Initial Conversion Exchange Rate, the Initial Conversion Exchange Rate, or (ii) if the Total ADS Subscription Deposit Price is less than the U.S. dollar equivalent of the Total Share Subscription Price based on the Initial Conversion Exchange Rate, the weighted average of the Initial Conversion Exchange Rate and the Additional Conversion Exchange Rate.

Base Date means the third Seoul Business Day prior to the first day of the Share Subscription Period.

Base Prospectus has the meaning ascribed thereto in the first recital hereof.

Broker Letter has the meaning ascribed thereto in Section 7 hereof.

Business Day means a day on which commercial banks and foreign exchange markets settle payments and are open for general business in New York.

Citibank has the meaning ascribed thereto in the introductory statement hereof.

Client Letter has the meaning ascribed thereto in Section 7 hereof.

Closing Price means the daily closing price of Shares on the Korea Exchange.

Commission means the United States Securities and Exchange Commission.

Company has the meaning ascribed thereto in the introductory statement hereof.

Custodian means Korea Securities Depository, the Custodian under the Deposit Agreement.

Deposit Agreement has the meaning ascribed thereto in the second recital hereof.

Depositary has the meaning ascribed thereto in the second recital hereof.

DTC means The Depository Trust Company.

Domestic Holder has the meaning ascribed thereto in Section 7 hereof.

Effective Date has the meaning ascribed thereto in the definition of “Registration Statement.”

Excess Amount has the meaning ascribed thereto in Section 11(a) hereof.

Expiration Date means 5:00 p.m. (New York City time) on August 21, 2009, or such other time and date as may be agreed in writing by the Company and the Agent.

Initial Conversion Exchange Rate has the meaning ascribed thereto in Section 10(b) hereof.

KRW Deficiency Amount has the meaning ascribed thereto in Section 11(b) hereof.

Issuance has the meaning ascribed thereto in the first recital hereof.

Instructions Booklet has the meaning ascribed thereto in Section 7 hereof.

Korea Exchange means the KRX KOSPI Market, the exchange on which the Shares are publicly traded.

KRW means Korean Won.

New ADSs has the meaning ascribed thereto in the second recital hereof.

New Shares has the meaning ascribed thereto in the first recital hereof.

NY Account means the account established by Agent for purposes hereof and registered as “KBFG ADS Rights Offering”.

Overseas Holders has the meaning ascribed thereto in Section 7 hereof.

Prospectus has the meaning ascribed thereto in the first recital hereof.

Prospectus Supplement has the meaning ascribed thereto in the first recital hereof.

Record Date means the date for determination of the holders of ADSs entitled to receive ADS Rights which was 5:00 p.m. (New York City time) on July 27, 2009.

Registration Statement means the registration statement on Form F-3 of the Company filed with the Commission on July 10, 2009 (File No. 333-160505), as amended at the time of such registration statement’s effectiveness for the purposes of Section 11 of the Securities Act (the “Effective Date”), including (i) all documents filed as a part thereof or incorporated or deemed to be incorporated by reference therein and (ii) any information contained or incorporated by reference in a prospectus or a prospectus supplement filed with the Commission pursuant to Rule 424(b) under the Securities Act, to the extent such information is deemed, pursuant to Rule 430B under the Securities Act, to be part of such registration statement at the Effective Date.

Securities Act means the United States Securities Act of 1933, as amended.

Seoul Account means the following account, which is managed by the Custodian on behalf of the Depositary:
Bank: Kookmin Bank
Swift/BIC Code: CZNBKRSE
Account name: Citibank NA (I.GDR / KMBANK)
Account number: 972468-07-100028
Seoul Business Day means a day on which commercial banks and foreign exchange markets settle payments and are open for general business in Seoul.

Shareholders has the meaning ascribed thereto in the first recital hereof.

Shares has the meaning ascribed thereto in the first recital hereof.

Share Offer has the meaning ascribed thereto in the first recital hereof.

Share Rights has the meaning ascribed thereto in the first recital hereof.

Share Subscription Period means August 26, 2009 through August 27, 2009, or such other period as may be determined by the Company.

Share Subscription Price means the price per New Share at which holders of Share Rights may subscribe for New Shares pursuant to the Share Offer and shall be equal to the lower of (A) KRW 37,250 and (B) 0.75 multiplied by the lower of (i) the arithmetic average of (x) the volume-weighted average Closing Price for the one-week period immediately preceding, and inclusive of, the Base Date and (y) the Closing Price on the Base Date and (ii) the Closing Price on the Base Date; provided that the Share Subscription Price shall not be lower than KRW5,000.

Total ADS Subscription Deposit Price has the meaning ascribed thereto in Section 10(a) hereof.

Total Share Subscription Price has the meaning ascribed thereto in Section 10(b) hereof.

USD Deficiency Amount has the meaning ascribed thereto in Section 11(b) hereof.

2.	ADS Offer.

a.	The Agent will distribute on behalf of the Company to registered holders of ADSs of record on the Record Date 0.0776839 ADS Right for every ADS held as of the Record Date. No fractional ADS Rights will be issued. Each one (1) ADS Right will entitle the holder thereof to subscribe for one (1) New ADSs at the ADS Subscription Price. ADS Rights will be evidenced by ADS Rights Certificates. The ADS Offer will be made to eligible holders of ADSs of record on the Record Date by means of, inter alia, the Prospectus to be mailed or distributed to such holders as described in Section 7 hereof. The ADS Subscription Period will expire on the Expiration Date. After the Expiration Date, the holders of ADS Rights (and the ADS Rights Certificates representing such ADS Rights) not previously exercised will have no rights and such ADS Rights will be void and will have no further value.

b.	If the aggregate number of New Shares available for subscription pursuant to the ADS Rights and Share Rights equals or exceeds the aggregate number of New Shares subscribed for, the Company will allocate to each holder of ADS Rights who has exercised his/her ADS Rights the number of New Shares in the form of New ADSs indicated in his/her ADS Rights Certificate. Holders of ADS Rights must deliver to the Agent the ADS Subscription Deposit Price for all New ADSs applied for pursuant to the exercise of the ADS Rights.

c.	Fractional entitlements to ADS Rights shall be aggregated and sold by the Agent. The net proceeds from such sale (after deducting applicable fees (up to $0.02 per ADS Right sold) expenses and withholding taxes) shall be remitted to holders of ADS Rights entitled thereto in proportion to such holders’ fractional entitlements.

d.	The Company hereby represents and warrants to the Agent that (i) the Registration Statement has been filed and has become effective and (ii) as of the Effective Date, the Registration

Statement did not, and, as of its date, the Prospectus will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary in order to make the statements therein, as to the Prospectus in light of the circumstances under which such statements were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company or the Company’s representatives by Citibank, as Agent, for use in the Registration Statement or the Prospectus (as the case may be).

3.	Appointment of the Agent.

The Company hereby appoints Citibank as its agent hereunder (the “Agent”) in connection with the ADS Offer, and Citibank hereby accepts such appointment, solely upon the terms and subject to the conditions contained, or expressly referred to, herein, including, without limitation, the appointment fee contemplated on Exhibit B attached hereto. The Agent may perform its obligations hereunder through any agent appointed by it, provided that the Agent shall remain primarily liable hereunder.

4.	[Reserved]

5.	Allocation of ADS Rights.

On August 7, 2009, the Agent will allocate to each registered holder of ADSs of record as of the Record Date 0.0776839 ADS Right for every ADS owned as of the Record Date. One (1) ADS Right will entitle the holder thereof to subscribe for one (1) New ADS.

6.	Preparation of ADS Rights Certificates.

a.	The Agent will cause to be prepared, for issuance to registered holders of ADSs of record as of the Record Date, ADS Rights Certificates substantially in the form attached hereto as Exhibit A (the “ADS Rights Certificates”). The Company authorizes the Agent to cause to be prepared ADS Rights Certificates as soon as practicable after the date hereof and to cause to be destroyed any such ADS Rights Certificates that are not issued as a result of the initial issuance of ADS Rights and any transfer or assignment of all or a portion of the ADS Rights in respect of which any such ADS Rights Certificates were prepared.

b.	The Agent will cause to appear on each ADS Rights Certificate (i) the name of the holder of the ADS Rights to whom such ADS Rights Certificate is issued, (ii) the number of ADS Rights to which such holder is entitled and (iii) the certificate number of such ADS Rights Certificate.

c.	The Company authorizes the Agent, in connection with the initial issuance of ADS Rights Certificates or the subsequent issuance of any ADS Rights Certificate, as a result of any transfer or assignment of all or a portion thereof, to sign ADS Rights Certificates by either the manual or the facsimile signature of a duly authorized officer of the Agent. Until the Agent has signed an ADS Rights Certificate, such ADS Rights Certificate will not be valid or obligatory for any purpose.

7.	Issuance, Transfer, Sale and Exercise of ADS Rights.

a.	On August 7, 2009, (i) Cleary Gottlieb Steen & Hamilton LLP, U.S. counsel for the Company, will deliver to the Agent two (2) original copies of its legal opinion addressed to the Agent (substantially in form of Exhibit F attached hereto); and (ii) Shin & Kim, Korean counsel to the Company, will deliver to the Agent two (2) original copies of its legal opinion addressed to the Agent (substantially in form of Exhibit G attached hereto).

b.	(i) On August 7, 2009 (after receipt of the items listed in Section 13(a)), the Agent will send under its blanket surety bond: (x) by first class mail, to each holder of ADSs having an address of record within the United States (each a “Domestic Holder”) on the Record Date: (A) an ADS Rights Certificate evidencing the ADS Rights to which such holder is entitled pursuant to the ADS Offer, as well as an Instructions Booklet (as hereinafter defined) relating to, inter alia, the exercise and transfer of the ADS Rights Certificate; and (B) a copy of the Prospectus, and (y) by air mail (without registration or insurance) to each holder of ADSs having addresses outside the United States, of record (each an “Overseas Holder”) on the Record Date, the documents described in clause (x) above, unless otherwise directed in writing to the Agent by the Company.
(ii) On August 7, 2009 (after the Agent’s receipt of the items listed in Section 13(a)), the Agent will (x) distribute to DTC participants who held ADSs as of the Record Date sufficient copies (in the amounts requested by such DTC participants) of the following: (A) the Prospectus; (B) such broker letter substantially in the form set forth in Exhibit C attached hereto (the “Broker Letter”); (C) such client letter substantially in the form set forth in Exhibit D attached hereto (the “Client Letter”); and (D) such instructions booklet substantially in the form set forth in Exhibit E attached hereto (the “Instructions Booklet”), and (y) distribute to DTC, for credit to DTC participants as of the Record Date, the requisite number of ADS Rights (0.0776839 ADS Right for every ADS held as of the Record Date).
c.	In the event that any ADS Rights Certificate is returned to the Agent for any reason and proper delivery thereof cannot be effected on or prior to the Expiration Date, the ADS Rights represented by such ADS Rights Certificate will be void and will have no further value. The Agent will furnish to the Company such information as the Company may request with respect to any ADS Rights Certificate that cannot be delivered. The Agent shall cause the ADS Rights evidenced by ADS Rights Certificates not mailed to registered holders in accordance with Section 7(b) hereof, to be sold and the aggregate net proceeds of the sale of all such ADS Rights (after subtraction of applicable fees of up to US$0.02 per ADS Right sold, expenses and applicable taxes) to be distributed to such ineligible holders of ADSs in amounts equal to their pro rata share by means of a check mailed to the last known address of each such holder.

d.	The Agent will effect transfers and assignments of ADS Rights Certificates (or portions thereof) as directed by the holders thereof, and will send to each transferee or assignee of ADS

Rights Certificates (or portions thereof), by first class mail to a Domestic Holder, and by airmail to an Overseas Holder (without registration or insurance), upon cancellation of such ADS Rights Certificates, a newly issued ADS Rights Certificate together with the other documents described in clause (b)(i) above.

e.	The Company authorizes the Agent to waive proof of authority to sign (including the right to waive signatures of co-fiduciaries and proof of appointment or authority of any fiduciary or other person acting in a representative capacity) in connection with the transfer or assignment of ADS Rights Certificates (or portions thereof) evidencing ADS Rights; provided, however, that the signature to the relevant instrument of transfer or assignment is guaranteed by an eligible guarantor institution which is a member of a Medallion Signature Guarantee Program.

f.	In the event that, prior to the Expiration Date, any person notifies the Agent that the ADS Rights Certificate to which such person is entitled has not been delivered, or has been lost, stolen or destroyed, the Agent will arrange for the issuance of a new ADS Rights Certificate and the delivery of the other documents described in clause (b)(i) above to any person from whom it has received, prior to the Expiration Date, a duly executed letter or other communication satisfactory to the Agent indicating the name and address of the registered holder of the lost ADS Rights Certificate, the number of such ADS Rights Certificate, and the number of ADS Rights evidenced thereby, or has otherwise satisfied the Agent as to such failure of delivery, or lost, stolen or destroyed ADS Rights Certificate in accordance with procedures which are standard to the industry; provided, however, that such issuance may be delayed by the Agent, in its discretion, pending receipt of an indemnity from such person satisfactory to the Company and the Agent and confirmation that such lost, stolen or destroyed ADS Rights Certificate has not been exercised or transfered. Upon issuance of such new ADS Rights Certificate, the Agent shall cancel all such ADS Rights Certificates which are claimed not delivered or were lost, stolen or destroyed and shall record such cancellation in the register of ADS Rights to be maintained by the Agent.

g.	A holder of ADS Rights may place an order with the Agent to sell all or a portion of such holder’s ADS Rights and, in such event, shall deliver its ADS Rights Certificate(s) to the Agent. The Agent must receive such holder’s ADS Rights Certificate(s) prior to 5:00 p.m. (New York City time) on August 14, 2009. In connection with any sale of ADS Rights, the Agent may charge a fee of up to US$0.02 per ADS Right sold. At least once weekly during the period when the ADS Rights are listed on the New York Stock Exchange, the Agent will aggregate the ADS Rights delivered to it with instructions to sell and will arrange for their sale on the New York Stock Exchange through a broker appointed by the Agent for such purpose. The Agent will not be liable to any holder for its failure to obtain the best market price for any ADS Rights it sells at the request of a holder. Each seller of ADS Rights through the Agent will receive the net sale price for the ADS Rights sold, calculated on the basis of the weighted average of all sales of ADS Rights by the Agent during the ADS Rights trading period net of expenses, commissions and fees incurred in connection with such sales.

h.	If the Agent does not receive instructions to exercise, sell or exchange any ADS Rights prior to 5:00 p.m. (New York City time) on the Expiration Date, those ADS Rights will be void and will have no further value.

i.	The Company hereby instructs the Agent, and the Agent hereby agrees, to treat, for purposes of U.S. tax reporting, the distribution of ADS Rights to holders of ADSs as a “non-taxable stock dividend” under United States federal income tax law.

j.	The Company and the Agent agree that the Depositary shall be authorized to charge holders of ADSs as of the Record Date a fee of up to US$0.02 per ADS held by such holders in connection with the initial distribution of ADS Rights to such holders in accordance with the Deposit Agreement. The Company and the Agent agree that the Agent shall be authorized to charge holders of ADS Rights certain fees as set forth on Exhibit B attached hereto.

8.	Acceptance of Subscriptions.

a.	The Company hereby authorizes and directs the Agent to accept subscriptions for New ADSs on behalf of the Company upon the proper completion and execution of an ADS Rights Certificate, surrender of the applicable ADS Rights Certificate and delivery of the ADS Subscription Deposit Price for the New ADSs, in accordance with the terms thereof and hereof. The Company further authorizes the Agent to refuse to accept, in its reasonable discretion, any improperly completed or unexecuted ADS Rights Certificate.

b.	The Company authorizes the Agent to waive proof of authority to sign (including the right to waive signatures of co-fiduciaries and proof of appointment or authority of any fiduciary or other person acting in a representative capacity) in connection with any subscription with respect to which:
(i)	the surrendered ADS Rights Certificate is registered in the name of one or more individuals or an executor, administrator, trustee, custodian for a minor or other fiduciary and has been executed by such registered holder or holders, provided that the New ADSs subscribed for are to be issued in the name of such registered holder or holders;

(ii)	the surrendered ADS Rights Certificate is registered in the name of a corporation and has been executed by an officer of such corporation, provided that the New ADSs subscribed for are to be issued in the name of such corporation;

(iii)	the surrendered ADS Rights Certificate has been executed by a bank, trust company or broker as agent for the registered holder thereof, provided that the New ADSs subscribed for are to be issued in the name of such registered holder; and

(iv)	the surrendered ADS Rights Certificate is registered in the name of a decedent and has been executed by a person who purports to act as the executor or administrator of such decedent’s estate, provided that (A) such subscription is for not more than 10 New ADSs, (B) the New ADSs are to be issued in the name of such person as executor or administrator of such decedent’s estate, (C) the check tendered in payment of such subscription is drawn for the proper amount and to the order of the Agent, and is otherwise in order, and (D) there is no evidence indicating that such person is not the duly authorized representative which such person purports to be.
In all cases other than those described in clauses (i) through (iv) above, the Agent will obtain all necessary proof of authority to sign in connection with the subscriptions for New ADSs, provided, however, that in the event that such proof of authority has not been received on or prior to the Expiration Date, the Agent shall obtain advice from the Company as to whether any such subscriptions may be accepted.

c.	The Company authorizes the Agent to accept customary letters of indemnification from commercial banks, trust companies or eligible guarantor institutions that are members of a Medallion Signature Guarantee Program with respect to nonconforming aspects of documents delivered in connection with subscriptions for New ADSs.

d.	On each Business Day during the ADS Subscription Period, the Agent shall deposit in the NY Account the aggregate amount of the ADS Subscription Deposit Price received by the Agent on such day in respect of payments made upon exercise of ADS Rights.

9.	Reports by the Agent.

a.	During the ADS Subscription Period, the Agent will advise the Company and Goldman Sachs (Asia) L.L.C., Seoul Branch, Morgan Stanley & Co., International plc, Seoul Branch, Korea Investment & Securities Co., Ltd., Samsung Securities Co., Ltd. and KB Investment & Securities Co., Ltd. daily by telephone, facsimile transmission or e-mail to certain e-mail accounts notified in writing to the Agent as to (i) the total number of New ADSs subscribed for pursuant to the exercise of ADS Rights and (ii) the aggregate amount of the ADS Subscription Deposit Price received by the Agent in respect of such subscriptions in U.S. dollars.

b.	Not later than 8:00 a.m. (Korea time) on the Seoul Business Day following the Expiration Date, the Agent will advise the Company, in accordance with written instructions to be sent by the Company and received by the Agent, as to (i) the total number of New ADSs subscribed for pursuant to the exercise of ADS Rights and (ii) the aggregate amount of the ADS Subscription Deposit Price received by the Agent in respect of such subscriptions in U.S. dollars. The figure so reported will be final and the Agent will not be authorized to accept subscriptions for any additional New ADSs. In accordance with Section 11 hereof, the Agent will submit to the Custodian under the Deposit Agreement on behalf of the Depositary and for transmission to the Company a facsimile transmission containing the information specified above.

10.	Payment of the ADS Subscription Deposit Price.

a.	The Agent shall, at or prior to 5:00 p.m. (New York City time) on the Business Day immediately following the Expiration Date, transfer, by electronic transfer of funds to the Seoul Account, an amount in U.S. dollars equal to the aggregate ADS Subscription Deposit Price received from exercising holders of ADS Rights in respect of all new ADSs validly subscribed for during the ADS Subscription Period (the “Total ADS Subscription Deposit Price”):

b.	The Agent shall instruct the Custodian: (i) to convert, through Kookmin Bank, the applicable portion of the Total ADS Subscription Deposit Price into the aggregate Share Subscription Price in Korean Won for the total number of New Shares corresponding to the total number of New ADSs subscribed by exercising holders of ADS Rights (the “Total Share Subscription Price”) on or prior to the Seoul Business Day immediately preceding the Share Subscription Period, (ii) to notify the Company and the Agent of the actual U.S. dollar to Korean Won exchange rate (including currency conversion expenses) at which the Custodian has been able to convert the applicable portion of the Total ADS Subscription Deposit Price into the Total Share Subscription Price as provided in clause (i) above (the “Initial Conversion Exchange Rate”) and (iii) to pay the Total Share Subscription Price during the Share Subscription Period in accordance with the subscription procedure of the Share Offer.

11.	Distribution of Excess Amount and Payment of Deficiency Amount

a.	If the Total ADS Subscription Deposit Price exceeds the U.S. dollar equivalent of the Total Share Subscription Price based on the Initial Conversion Exchange Rate, the Agent shall instruct the Custodian to transfer, on or prior to the Seoul Business Day immediately preceding the Share Subscription Period, by electronic transfer of funds to an account designated by the Agent, the amount by which the Total ADS Subscription Deposit Price so exceeds the U.S. dollar equivalent of the Total Share Subscription Amount (the “Excess Amount”) in U.S. dollars. The Agent shall, as promptly as practicable after receipt of the Excess Amount, remit to each exercising holder of ADS Rights such holder’s pro rata share of the Excess Amount (after deduction of applicable expenses).

b.	If the Total ADS Subscription Deposit Price is less than the U.S. dollar equivalent of the Total Share Subscription Price based on the Initial Conversion Exchange Rate, the Company shall notify the Agent, through the Custodian, at or prior to 9:00 a.m. (New York City time) on the Business Day immediately preceding the Share Subscription Period, of the additional Korean Won amount necessary to pay the Total Share Subscription Price in full (the “KRW Deficiency Amount”). The Agent shall, at or prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the Share Subscription Period, transfer, by electronic transfer of funds to the Seoul Account, an amount in U.S. dollars sufficient to cover the KRW Deficiency Amount, after taking into account potential changes in the exchange rate that may apply when such U.S. dollar amount is converted to Korean Won as provided for in the following sentence. The Agent shall instruct the Custodian (i) to convert, through Kookmin Bank, such U.S. dollar amount to Korean Won on the first day of the Share Subscription Period, (ii) to notify the Company and the Agent of the portion of such U.S. dollar amount that is actually converted to pay the KRW Deficiency Amount (the “USD Deficiency Amount”) and the U.S. dollar to Korean Won exchange rate (including currency conversion expenses) at which the USD Deficiency Amount is converted into the KRW Deficiency Amount (the “Additional

Conversion Exchange Rate”) and (iii) to promptly return to the Agent any excess of such U.S. dollar amount over the USD Deficiency Amount.

c.	As soon as practicable after determination of the USD Deficiency Amount, the Agent shall notify each exercising holder of ADS Rights of its pro rata share of the USD Deficiency Amount. Each exercising holder of the ADS Rights shall promptly pay its pro rata share of the USD Deficiency Amount to the Agent. The Agent will not deliver New ADSs subscribed for by such holder prior to the receipt by the Agent of such payment. If payment of the applicable USD Deficiency Amount is not received from a subscriber by the Agent by September 8, 2009, the Agent shall sell all or a portion of such New ADSs subscribed for by such subscriber in a commercially reasonable manner, and in an amount sufficient to cover such USD Deficiency Amount and to cover any costs incurred in selling such New ADSs. In such event, the Agent will then deliver the remaining New ADSs (if any) to such subscriber together with a check in the amount of the excess proceeds, if any, from such sale (after deduction of applicable Depositary fees of up to US$0.02 per New ADS sold, expenses and taxes). The Agent will thereupon have the right to reimbursement by the Company with respect to any USD Deficiency Amount not collected as provided above from any such holder after such sale of New ADSs and application of the proceeds thereof (less such costs) to any such USD Deficiency Amount owed by such holder to the Agent.

12.	Deposit of New Shares and Issuance of New ADSs.

a.	The Company shall, as soon as practicable after the issuance of the Shares represented by the New ADSs subscribed for pursuant to the ADS Offer, cause to be deposited such Shares in an account maintained by the Custodian in the name of the Depositary or its designated nominee.

b.	The Depositary shall as soon as practicable after the Company shall cause New Shares to be so deposited pursuant to paragraph (a) of this Section 12, issue, in accordance with the terms of the Deposit Agreement, New ADSs subscribed for pursuant to the ADS Offer and, subject to Section 11(c) hereof, (i) in the case of ADS Rights exercised through DTC, make delivery thereof to the applicable DTC participants, and (ii) in the case of ADS Rights exercised by registered holders of ADS Rights Certificates, mail to each subscriber, in the manner specified by such subscriber, an ADR representing the number of New ADSs for which such subscriber has subscribed. Each ADR will be registered in the name specified by the subscriber on its surrendered ADS Rights Certificate.

c.	Any ADR requested to be mailed by the subscriber therefor will be mailed by the Agent by first class mail, in each case under its blanket surety bond and within the limits thereof, protecting the Agent and the Company from any loss or liability arising out of nonreceipt or nondelivery of any such ADR or the replacement thereof.

13.	Supplies of Documents.

a.	As promptly as practicable following the date hereof, the Agent shall notify the Company in writing as to the number of copies of the Prospectus, Broker Letter, Client Letter, Instructions

Booklet, and Form W-9 required to be printed in preparation for distribution to eligible holders of ADS Rights. The Company shall cause such number of copies (as shall have been notified by the Agent to the Company) of the Prospectus to be furnished to the Agent when the same become available, along with sufficient copies of the Broker Letter, the Client Letter, the Instructions Booklet, and Form W-9 to be distributed by the Agent to holders and to transferees of ADS Rights and New ADSs.

b.	Promptly after the Expiration Date, the Agent shall cause any unused ADS Rights Certificates in its possession to be destroyed and all ADS Rights Certificates that were registered or assigned and all ADS Rights Certificates that were exercised will be cancelled and destroyed. The Agent will provide to the Company a record of such ADS Rights Certificates having been cancelled and destroyed upon the Company’s request.

14.	[Reserved].

15.	Instructions and Indemnification.

a.	The Agent will be entitled to rely upon any instructions or directions furnished to it in writing by any director or officer to the Company or any attorney-in-fact for the Company appointed for this purpose pursuant to a power of attorney signed by any director or officer of the Company, and to apply to such individuals for advice or instructions in connection with its duties, and will be entitled to treat as genuine, and as the document it purports to be, any letter or other document, furnished to it by such individuals. The Agent shall incur no liability or responsibility to the Company for any action taken in reliance on, and in accordance with, any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument believed by it to be genuine and to have been signed, sent or represented by the proper party or parties.

b.	The Company will indemnify the Agent against, and defend and hold it harmless from, any and all liability and related expenses (including reasonable fees and expenses of its counsel) incurred by the Agent, which may arise out of acts performed or omitted in connection with this Agreement, as the same may be amended, modified, or supplemented from time to time, (i) by the Agent, except to the extent such liability or expense arises out if its own negligence or willful misconduct, or (ii) by the Company or any of its agents.

c.	The Agent will indemnify the Company against, and defend and hold it harmless from, any and all liability and related expenses (including reasonable fees and expenses of its counsel) incurred by the Company, which arising out of negligence or willful misconduct of the Agent, the Custodian or any of their respective employees, officers, directors or agents.

d.	If any action or claim shall be brought or threatened to be brought against any party in respect of which indemnity may be sought pursuant to this Section 15, such indemnified party shall, as soon as practicable (or, in the case of any action or claim which is threatened to be brought, as soon as practicable after such party actually becomes aware of the same) notify the party against whom indemnity may be sought in writing of such action or claim, and in such circumstances, and also in the event of any action or claim being brought or threatened to be brought against any of the parties thereto, the other party thereto shall provide to the party against whom such action or claim is brought or threatened to be brought, such information and assistance as such party shall reasonably request, subject always to the provisions of indemnity contained in this Section 15. Each party shall to the extent reasonable and practicable in all circumstances consult with the other party as and when reasonably requested by such party in respect of any action or claim referred to in this Section 15.

e.	The obligation set forth in this Section 15 shall survive notwithstanding the termination of this Agreement and the succession or substitution of any indemnified person.

16.	Payment for Services.

The Company will compensate the Agent for its services hereunder as provided in a letter agreement, dated the date hereof, between the Company and the Agent, a copy of which is attached hereto as Exhibit B.

17.	Amendment.

This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed and delivered by each of the parties hereto.

18.	Governing Law; Jurisdiction; Waiver.

This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of New York. The parties agree that the federal and state courts located in the City of New York, State of New York, shall have jurisdiction to hear and determine any suits, actions or proceedings and to settle any disputes between the parties relating to this Agreement and for such purpose each of the parties irrevocably submits to the jurisdiction of such courts. The Company hereby irrevocably designates, appoints and empowers Kookmin Bank, New York Branch, located at 565 Fifth Avenue, 24th Floor, New York, New York 10017, as its authorized agent to receive and accept for and on its behalf and on behalf of its properties, assets and revenues, service by mail of any and all legal process, summons, notices and documents that may be served in any suit, action or proceeding brought against the Company in any court as described in the preceding sentence. If for any reason the Company’s authorized agent shall cease to be available to act as such, the Company agrees to designate a new authorized agent in the United States for receiving and accepting service of all legal process on the terms and for the purposes of this Section 18 reasonably satisfactory to the Agent. The Company further hereby irrevocably consents and agrees to any and all legal process, summons, notices and documents that may be served in any suit, action or proceeding against it under the terms hereof, by service by mail of a copy thereof upon its authorized agent (whether or not the appointment of its authorized agent shall for any reason prove to be ineffective or its authorized agent shall fail to accept or acknowledge such service), with a copy mailed to the Company by registered or certified air mail, postage prepaid, to its address provided herein. The Company agrees that the failure of its authorized agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. The Company irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may not now or hereafter have to the laying of venue of any actions, suits or proceedings brought in any court as provided herein, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The provisions of this Section 18 shall survive notwithstanding the termination of this Agreement.

19.	Counterparts.

This Agreement may be executed by the parties hereto on separate counterparts, which counterparts taken together will be deemed to constitute one and the same instrument.

20.	Notices.

All notices and other communications hereunder shall be in writing, in English and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of successful transmission, (b) on the third Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.

Any written notice provided for herein shall be deemed given when received and shall be addressed as follows: (i) if to the Company, to KB Financial Group Inc., located at 9-1, 2-ga, Namdaemun-ro, Jung-gu, Seoul 100-703, Korea, Attention: Financial Planning and Management Department, Telecopier No.: +82-2-2073-2829; (ii) if to the Agent, to Citibank, N.A., 388 Greenwich Street, 14th Floor, New York, New York 10013, Attention: ADR Department, Telecopier No.: (+1-212) 816-6865. Any party may, by notice given in writing to each other party at its above address, designate another address for receipt of notices thereunder.

21.	Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and, to the extent contemplated herein, the holders and beneficial owners of ADS Rights.

22.	Severability.

In case any one or more of the provisions contained in this Agreement should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall in no way be affected, prejudiced or disturbed thereby.

23.	Force Majeure.

The Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year above written.

KB FINANCIAL GROUP INC.
By:	/s/ Kap Shin
	Name:	Kap Shin
	Title:	Deputy President and Chief Financial Officer

CITIBANK, N.A.
By:	/s/ Richard Etienne
	Name:	Richard Etienne
	Title:	Vice President

EXHIBIT A
FORM OF ADS RIGHTS CERTIFICATE
KB FINANCIAL GROUP INC.
Citibank, N.A.
PO Box 43011
Providence, Rhode Island 02940-3011
Within USA, US territories & Canada 800 308 7887
Outside USA, US territories & Canada 781 575 4555
MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

No. of ADS rights:	ADS Rights Certificate No.:
CUSIP No.: 48241A 113
ADS RIGHTS CERTIFICATE
The registered owner of this ADS rights certificate named below, or such owner’s assigns, is entitled, under the terms of the ADS rights offering by KB Financial Group Inc. (“KBFG”) described in the Prospectus Supplement, dated August 7, 2009, to the Prospectus, dated July 10, 2009 (collectively, the “Prospectus”), to the number of ADS rights shown above (referred to herein as the “ADS rights”) to subscribe for American Depositary Shares (“ADSs”), each representing one (1) share of common stock of KBFG. The ADS rights evidenced hereby constitute warrants. One (1) ADS right entitles the holder to subscribe for one (1) new ADS at the ADS subscription price equal to the U.S. dollar equivalent of the Share Subscription Price (as defined below), based on the exchange rate on or about August 25, 2009 at which KBFG can convert U.S. dollar amounts to Won amounts, plus currency conversion expenses. The “Share Subscription Price” per share will be the lower of (i) W37,250 and (ii) a reference price set at a discount rate of 25% to the relevant market price of KBFG’s common stock. The relevant market price of KBFG’s common stock will be the lower of (i) the arithmetic average of (x) the volume-weighted average closing price for the one-week period immediately preceding, and inclusive of, August 21, 2009, and (y) the closing price on August 21, 2009, and (ii) the closing price on August 21, 2009, in each case on the KRX KOSPI Market. Citibank, N.A. has been appointed by KBFG to act as ADS rights agent. The amount payable for subscription of new ADSs must be paid in U.S. dollars on the terms described in the Prospectus and must be in the form of a U.S. dollar check drawn on a U.S. bank or bank draft made payable to the order of “Citibank, N.A. — KBFG ADS Rights Offering.” Please reference your ADS rights certificate number on your check or bank draft.
IN ORDER TO EXERCISE YOUR ADS RIGHTS, YOU MUST COMPLETE THE REVERSE SIDE OF THIS CARD AND DELIVER THE COMPLETED AND SIGNED CARD, ALONG WITH PROPER PAYMENT FOR THE AGGREGATE NUMBER OF NEW ADSs YOU WISH TO SUBSCRIBE FOR PURSUANT TO THE EXERCISE OF YOUR ADS RIGHTS, AS WELL AS ANY OTHER DOCUMENTS REQUIRED, TO THE ADS RIGHTS AGENT PRIOR TO THE EXPIRATION OF THE ADS SUBSCRIPTION PERIOD AT 5:00 P.M. (NEW YORK CITY TIME) ON AUGUST 21, 2009.
THIS ADS RIGHTS CERTIFICATE IS TRANSFERABLE AT THE OFFICE OF THE ADS RIGHTS AGENT PRIOR TO 5:00 P.M. (NEW YORK CITY TIME) ON AUGUST 21, 2009.
VOID AFTER 5:00 P.M. (NEW YORK CITY TIME) ON AUGUST 21, 2009.
Please refer to the enclosed instructions booklet for instructions on how to complete the reverse side of this card.
PLEASE FILL IN ALL APPLICABLE INFORMATION ON THE REVERSE SIDE OF THIS CARD AND DELIVER TO CITIBANK, N.A. before 5:00 p.m. (new york city time) on August 21, 2009.

By Courier:	By Mail:
CITIBANK, N.A. Corporate Actions 250 Royall Street Suite V Canton, MA 02021	CITIBANK, N.A. Corporate Actions P.O. Box 43011 Providence, RI 02940-3011
IF YOU DO NOT EXERCISE YOUR ADS RIGHTS PRIOR TO THE EXPIRATION OF THE ADS SUBSCRIPTION PERIOD, YOUR ADS RIGHTS WILL BECOME VOID AND WILL HAVE NO FURTHER VALUE.
KB FINANCIAL GROUP INC.
BY: CITIBANK, N.A., as ADS RIGHTS AGENT

/s/ Citibank, N.A.

(A)	(B)
No. of ADS rights to sell through the ADS rights agent	No. of ADS rights exercised and new ADSs subscribed

Amount payable per new ADS subscribed/applied for	X US$33.56
Total amount payable	US$
SECTION 1. TO SUBSCRIBE: I hereby irrevocably subscribe for the total number of new ADSs indicated in column (B) above upon the terms and conditions specified in the enclosed Prospectus, receipt of which is acknowledged.
TO SELL: If I have requested the ADS rights agent to attempt to sell any ADS rights in column (A) above, I irrevocably authorize the sale of such ADS rights by the ADS rights agent according to the procedures described in the Prospectus.

Name of Subscriber(s)/Seller(s):	Taxpayer ID No. of Subscriber(s)/Seller(s):

Address of Subscriber(s)/Seller(s):	Signature of Subscriber(s)/Seller(s):

Daytime telephone number of Subscriber(s)/Seller(s):

SECTION 2. TO TRANSFER ADS RIGHTS:	SECTION 3. SPECIAL DELIVERY INSTRUCTIONS:
For value received, ___ of the ADS rights
represented by the ADS rights certificate are assigned to:

(Print Full Name of Assignee)

(Print Full Address)

(Signature(s) of Assignor(s))

(Taxpayer Identification Number of Assignor(s))
Please mail certificates for the new ADSs I have subscribed or any cash payment to which I am entitled, as applicable, in accordance with the Prospectus to the following address (if other than shown on the face of the ADS rights certificate):

Name:

Address:

IMPORTANT: The signature(s) must correspond in every detail, without alteration, with the name(s) as printed on your ADS rights certificate. The signature must be guaranteed by an eligible institution, such as a commercial bank, trust company, trust company, securities broker/dealer, credit union, or savings association, participating in a Medallion Program approved by the Securities Transfer Association, Inc.
MEDALLION GUARANTEE
FOR USE BY ELIGIBLE INSTITUTIONS ONLY PLACE
MEDALION GUARANTEE IN SPACE BELOW

Authorized Signature:

Name:

(Please Print)
     Title:

(Please Print)
Name of Firm:

Address:

(Include Zip Code)

If the number of ADS rights being exercised is less than all of the ADS rights represented by this ADS rights certificate (check only one):

☐	DELIVER TO ME A NEW ADS RIGHTS CERTIFICATE EVIDENCING THE REMAINING ADS RIGHTS TO WHICH I AM ENTITLED.

☐	DELIVER A NEW ADS RIGHTS CERTIFICATE EVIDENCING THE REMAINING ADS RIGHTS IN ACCORDANCE WITH MY SECTION 2 INSTRUCTIONS (which include any required signature guarantee).

☐	SELL THE REMAINING UNEXERCISED ADS RIGHTS.

EXHIBIT B
SCHEDULE OF FEES

EXHIBIT C
FORM OF BROKER LETTER

EXHIBIT D
FORM OF CLIENT LETTER

EXHIBIT E
FORM OF INSTRUCTIONS BOOKLET

EXHIBIT F
FORM OF U.S. COUNSEL’S OPINION

EXHIBIT G
FORM OF LOCAL COUNSEL’S OPINION